Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED LIMITED PAYMENT GUARANTY

THIS SECOND AMENDED AND RESTATED LIMITED PAYMENT GUARANTY (this “Guaranty”) is made as of June 29, 2023, by SONIDA SENIOR LIVING, INC., a Delaware corporation (“Guarantor”), in favor of ALLY BANK, a Utah state chartered bank, in its capacity as administrative agent (together with its successors and assigns, “Administrative Agent”) for itself and the Lenders (as defined below).

R E C I T A L S

A. Administrative Agent, the financial institutions party thereto as “Lenders” (the “Lenders”), and EACH OF THE PARTIES LISTED ON ANNEX A ATTACHED HERETO (collectively, the “Borrowers”) entered into that certain Term Loan Agreement dated March 10, 2022, as amended by Omnibus Joinder Agreement and First Amendment to Loan Agreement and Other Loan Documents dated as of December 13, 2022 (as amended, and as may be further amended, restated, supplemented, or otherwise modified from time to time, is referred to herein as the “Loan Agreement”) pursuant to which the Lenders extended a term loan to Borrowers in the amount of $98,125,000.00 (the “Loan”), as evidenced by that certain Amended and Restated Promissory Note dated as of December 13, 2022 (the “Note”).

B. Guarantor and Administrative Agent entered into that certain Amended and Restated Limited Payment Guaranty dated as of December 13, 2022 (the “Existing Guaranty”) as security for the Loan and Note.

C. Concurrently herewith, Existing Borrowers, Administrative Agent and the Lenders are entering into that certain Second Amendment to and Waiver Under Loan Agreement dated as of the date hereof. Capitalized terms used herein (including in these Recitals) without definition shall have the meanings given such terms under the Loan Agreement.

D. Administrative Agent and Guarantor desire to amend and restate the Existing Guaranty, and by their execution of this Guaranty, Administrative Agent and Guarantor do hereby amend and restate the Existing Guaranty in its entirety as of the date hereof, to secure the Loan and the other obligations under the Loan Agreement as further evidenced and secured by the Collateral Documents and the other Loan Documents.

E. Guarantor is a direct or indirect owner, as applicable, of Borrowers and will benefit from the Loan made or to be made by Lenders to Borrowers.

NOW THEREFORE, to induce Lenders to enter into the Loan Agreement and to make the Loan, and in consideration thereof, Guarantor unconditionally, absolutely and irrevocably guarantees and agrees as follows:

1. GUARANTY.

1.1 Guaranty of Obligations. Subject to the terms of Section 2 hereof, Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent, the Lenders, and their respective successors and assigns the full and prompt payment and performance when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of the indebtedness, liabilities and obligations of every kind and nature of Borrowers to the Administrative Agent and the Lenders arising under or in any way relating to the Loan Agreement or any of the other Loan Documents, including, without limitation, the Loan and all other Obligations, howsoever created, incurred or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, due or to become due, and howsoever owned, held or acquired by Lender (collectively, the “Guaranteed Obligations”). Without limitation to the foregoing, the Guaranteed Obligations shall include (a) all Expenses, including the cost and expenses of outside legal counsel and all court costs and costs of appeal incurred by the Administrative Agent and the Lenders in collecting any amount due the Administrative Agent and the Lenders under this Guaranty or in prosecuting any action against any Borrower, Guarantor or any other guarantor with respect to all or any part of the Guaranteed Obligations (collectively, the “Enforcement Costs”), and (b) all interest, fees, costs and expenses due the Administrative Agent or any Lender after the filing of a bankruptcy petition by or against any Borrower regardless of whether such amounts can be collected during the pendency of the bankruptcy proceedings.

1.2 Continuing Guaranty; Guaranty of Payment. This Guaranty is a continuing guaranty of the Guaranteed Obligations, and the Guarantor agrees that the obligations of the Guarantor to the Administrative Agent and the Lenders hereunder shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that Guarantor may have against the Administrative Agent, any Lender, any Borrower or any other Person other than payment of the Obligations. The Guarantor shall be regarded, and shall be in the same position, as the principal debtors with respect to the Guaranteed Obligations. The Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with the first sentence of this Section 1.2 shall be null and void and may be ignored by the Administrative Agent and the Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Lenders have specifically agreed otherwise in writing. It is the purpose and intent of this Guaranty that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances, subject to Section 2 below. Additionally, Guarantor’s liability hereunder shall not be reduced as a result of any partial payments of principal by Borrowers, or from any realization on or proceeds of Collateral upon foreclosure, or acceptance of a deed in lieu thereof by Administrative Agent and/or Lenders, or any other exercise of remedies under the Loan Documents.

2. LIMITATION OF LIABILITY. Notwithstanding anything in this Guaranty to the contrary, the maximum liability of the Guarantor under this Guaranty is limited to the applicable Maximum Guaranty Amount (as defined below) plus all costs, fees and expenses of Administrative Agent and each Lender that are actually incurred in connection with enforcing this Guaranty. Furthermore, Guarantor’s individual liability under this Guaranty shall not be reduced by any amounts credited against the Loan on account of the purchase price or consideration paid for any Property at a foreclosure sale (or pursuant to a deed in lieu of foreclosure) except to the extent that the amounts so credited at such sale (or pursuant to such deed in lieu of foreclosure) reduce the principal balance to an amount less than the then-current maximum liability amount.

2.1 For purposes of this Guaranty, the following terms shall have the following meanings:

“Maximum Guaranty Amount” means (a) at any time during the period before the occurrence of the First Reduction Event (as defined below), an amount equal to thirty-three (33%) of the then outstanding principal balance of the Term Loan, (b) at any time on or after the occurrence of the First Reduction Event, but prior to the occurrence of the Second Reduction Event (defined below), an amount equal to twenty-five (25%) of the then outstanding principal balance of the Term Loan, and (c) at any time on or after the occurrence of the Second Reduction Event, ten percent (10%) of the then outstanding principal balance of the Term Loan.

“First Reduction Event” means the satisfaction of all of the following conditions in a manner acceptable to Administrative Agent (a) the Debt Yield (calculated for the most recently ended period of twelve (12) consecutive calendar months, and without giving effect to any amount on deposit in the Equity Cure Fund, as of two (2) consecutive Test Dates is at least 8.0%, (b) no Default or Event of Default has occurred and is continuing and the Minimum Liquidity Reset Date has occurred, (c) Administrative Agent shall have received a duly executed Compliance Certificate for such Test Dates evidencing the foregoing, and (d) Administrative Agent shall have received satisfactory evidence that no admissions bans or bans on in-person sales tours or visitation of family and guests, in each case whether voluntary or involuntary, have been in effect at any Healthcare Facility for a period of at least sixty (60) days (with such sixty (60) day period ending on the date of the proposed reduction).

“Second Reduction Event” means the satisfaction of all of the following conditions in a manner acceptable to Administrative Agent (a) the Debt Yield (calculated for the most recently ended period of twelve (12) consecutive calendar months, and without giving effect to any amount on deposit in the Equity Cure Fund), as of two (2) consecutive Test Dates is at least 10.5%, (b) the Debt Service Coverage Ratio (calculated for the most recently ended period of twelve (12) consecutive calendar months) is at least 1.55 to 1.00, (c) no Default or Event of Default has occurred and is continuing and the Minimum Liquidity Reset Date has occurred, (d) Administrative Agent shall have received a duly executed Compliance Certificate for such Test Dates evidencing the foregoing, and (d) Administrative Agent shall have received satisfactory evidence that no admissions bans or bans on in-person sales tours or visitation of family and guests, in each case whether voluntary or involuntary, have been in effect at any Healthcare Facility for a period of at least sixty (60) days (with such sixty (60) day period ending on the date of the proposed reduction).

For purposes of calculating the Debt Service Coverage Ratio and Debt Yield hereunder, Consolidated EBITDAR shall be reduced by the amount of any COVID-Related Revenue otherwise included in Consolidated Net Income for such calculation periods, which such calculation of Consolidated Net Income shall be inclusive of deductions for any COVID-Related Expenses for such calculation periods.

3. NO WAIVER, RELEASE OR IMPAIRMENT. Nothing contained in this Guaranty shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrowers under the Loan Documents, the liens and security interests created by the Loan Documents, Administrative Agent’s rights to enforce its rights and remedies under the Loan Documents and under this Guaranty or the indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under the Loan Agreement or in the other Loan Documents. As to Guarantor, the provisions of Section 1 and Section 2 of this Guaranty shall prevail and control over any contrary provisions elsewhere in this Guaranty or the other Loan Documents.

4. RIGHTS OF ADMINISTRATIVE AGENT AND LENDERS. Guarantor authorizes Administrative Agent and Lenders, without giving notice to Guarantor or obtaining Guarantor’s consent and without affecting the liability of Guarantor (but subject to any agreement with Borrowers as required under the Loan Documents), from time to time to (a) renew, modify, extend, increase, or otherwise change all or any portion of Borrowers’ obligations under, or other terms relating to, the Loan Agreement or any of the other Loan Documents; (b) declare all sums owing to Lenders under the Loan Agreement or any of the other Loan Documents due and payable upon the occurrence of an Event of Default under the Loan Documents; (c) make changes in the dates specified for payments of any sums payable in periodic installments under the Loan Agreement or any of the other Loan Documents; (d) otherwise amend or modify the terms of any of the Loan Documents; (e) take and hold security for the performance of Borrowers’ obligations under the Loan Agreement or the other Loan Documents and exchange, enforce, waive, subordinate and release any such security in whole or part; (f) apply such security and direct the order or manner of sale thereof as Administrative Agent in its discretion may determine; (g) release, substitute or add any one or more obligors under the Loan or guarantors of Borrowers’ obligations under the Loan Documents or all or any portion of the Collateral; (h) settle, release, compromise, collect or otherwise liquidate the Obligations or any portion thereof; (i) accept and apply payments received by Administrative Agent from any Borrower to any obligations of Borrowers to Administrative Agent and Lenders, in such order as Administrative Agent shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (j) assign this Guaranty in whole or in part; (k) assign, transfer or negotiate all or any part of the indebtedness guaranteed by this Guaranty; and (l) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor or any Borrower are subordinated to the claims of the Administrative Agent and the Lenders.

5. GUARANTOR’S WAIVERS.

5.1 Guarantor waives (a) any defense based upon any legal disability or other defense of any Borrower, any other Guarantor, any other guarantor or other person, or by reason of the cessation or limitation of the liability of any Borrower from any cause other than full payment and performance of those obligations of Borrowers which are guaranteed hereunder; (b) any defense based upon any lack of authority of the officers, directors, partners, managers, members or agents acting or purporting to act on behalf of Borrowers, Guarantor or any principal of any Borrower or Guarantor, any defect in the formation of any Borrower, Guarantor or any principal of any Borrower or Guarantor; (c) any defense based upon the application by any Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrowers to Administrative Agent or intended or understood by Administrative Agent or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Administrative Agent even though that election of remedies (such as a nonjudicial foreclosure, if available and/or permitted, with respect to security for a guaranteed obligation) has or may have destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of any applicable state law or otherwise; (e) any defense based upon Administrative Agent’s failure to disclose to Guarantor any information concerning Borrowers’ financial condition or any other circumstances bearing on Borrowers’ ability to pay and perform their obligations under the Loan Agreement or any of the other Loan Documents or upon the failure of any other principals of any Borrower to guaranty the Loan; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (h) any right of subrogation, any right to enforce any remedy which Administrative Agent may have against any Borrower and any right to participate in, or benefit from, any security for the Loan Agreement and the other Loan Documents now or hereafter held by Administrative Agent until such time as all amounts due to Lenders have been paid in full; (i) counterclaim, set-off, presentment, demand, protest and notice of any kind; and (j) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof.

5.2 Guarantor further waives any and all rights and defenses that Guarantor may have because Borrowers’ debt is secured by real property; this means, among other things, that: (a) Administrative Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by any Borrower; (b) if Administrative Agent forecloses on any real property collateral pledged by any Borrower, then (i) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (ii) Administrative Agent may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from such Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrowers’ debt is secured by real property. These rights and defenses being waived by Guarantor include, but are not limited to, any rights or defenses based upon deficiency limitation or anti-deficiency, redemption or other similar rights, if any. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives, to the extent permitted by law, any and all rights and defenses (other than the defense of full payment and performance of those obligations of Borrowers which are guaranteed hereunder), including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under applicable law until Borrowers’ obligations to Administrative Agent and Lenders are fully performed and discharged. Finally, Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Loan Agreement or any of the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

5.3 The obligations of Guarantor shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of any Borrower, any other Guarantor, or any other guarantor of the Obligations or any other Person or its or their respective estates in bankruptcy resulting from the operation of any present or future provision of the Bankruptcy Code or other similar statute, or from the decision of any court. Guarantor waives any defense based upon Agent’s or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute or any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code.

6. REPRESENTATIONS, WARRANTIES, AND COVENANTS. Guarantor hereby represents, warrants, and covenants to Administrative Agent and the Lenders as of the date hereof that:

6.1 Organization. Guarantor has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact business in every state in which it is now engaged. Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

6.2 Authorization; Enforceability. Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid, and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. This Guaranty is not subject to, and Guarantor has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms or conditions of this Guaranty, or any right hereunder, will render this Guaranty unenforceable.

6.3 No Conflicts. The execution, delivery and performance of this Guaranty by Guarantor and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the properties and assets of Guarantor pursuant to the terms of, any agreement or instrument to which Guarantor is a party or by which its property is subject, nor will such action result in any violation of Applicable Law with respect to Guarantor or any of its properties. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Guarantor of this Guaranty has been obtained and is in full force and effect.

6.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened in writing against or affecting Guarantor, which, if adversely determined, might, individually or in the aggregate, have a material adverse effect on Guarantor.

6.5 No Defaults. No event or circumstance has occurred or exists that constitutes a default or event of default under Section 12 hereof. Guarantor is not in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any agreement to which Guarantor is a party where such default would have a Material Adverse Effect on Guarantor.

6.6 No Bankruptcy Filing; Solvency. Guarantor is not presently subject to any Insolvency Proceeding, nor is Guarantor contemplating either the filing of any Insolvency Proceeding nor has any knowledge of any Person contemplating the filing of any such petition against Guarantor. Guarantor is Solvent.

6.7 Full and Accurate Disclosure. Neither this Guaranty nor any document, financial statement, credit information, certificate or statement heretofore furnished or required herein to be furnished to Administrative Agent by Guarantor contains any untrue statement of a material fact or omits to state a fact material to this Guaranty. Guarantor has reviewed all of the terms and provisions of the Loan Agreement and the other Loan Documents.

6.8 Guarantor’s Diligence. Guarantor has established adequate means of obtaining from sources other than the Administrative Agent and the Lenders, on a continuing basis, financial and other information pertaining to Borrowers’ financial condition, the Healthcare Facilities and Borrowers’ activities relating thereto and the status of Borrowers’ performance of obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder, and Administrative Agent and the Lenders have made no representation to Guarantor as to any such matters.

6.9 Assets. Except to the extent permitted under the Loan Agreement (including any Permitted Asset Disposition), Guarantor has not and will not sell, lease, assign, encumber, pledge, hypothecate, mortgage, transfer or otherwise dispose of any of its Equity Interests in Borrowers and Guarantor shall not enter into or make any agreement to do so.

6.10 Financial Information.

(a)

As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2023, and continuing thereafter, Guarantor shall deliver to Administrative Agent for the benefit of the Lenders (i) the consolidated and consolidating balance sheet and income statement of Guarantor as at the end of such Fiscal Year and the related consolidated statements of stockholders’ equity and cash flow for such Fiscal Year certified by an Authorized Officer of Guarantor and (ii) an unqualified audit opinion with respect to the financial statements from a recognized firm of certified public accountants selected by Guarantor and reasonably acceptable to Administrative Agent.

(b)

As soon as available, but in no event later than sixty (60) days after the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2022, and continuing thereafter, Guarantor shall deliver to Administrative Agent for the benefit of the Lenders (i) the consolidated and consolidating balance sheet and income statement of Guarantor as at the end of such Fiscal Quarter and the related consolidated statements of stockholders’ equity and cash flow for such Fiscal Quarter certified by an Authorized Officer of Guarantor (provided, however, that copies of the quarterly unaudited financial statements of Guarantor filed with the SEC (Form 10-Q) shall satisfy this requirement) and (ii) a compliance certificate in form and substance satisfactory to Administrative Agent signed by an Authorized Officer of Guarantor certifying as to Guarantor’s compliance with the covenants set forth in Section 6.11(a), and 6.11(b) of this Guaranty and attaching calculations of such covenants acceptable to Administrative Agent.

(c)

Prior to the Minimum Liquidity Reset Date, a weekly liquidity report including a schedule of bank account balances all in form and substance satisfactory to Administrative Agent signed by an Authorized Officer of Guarantor certifying as to Guarantor’s compliance with the covenant set forth in Section 6.11(b) of this Guaranty and attaching calculations of such covenant acceptable to Administrative Agent (each, a “Weekly Liquidity Report”). Each such Weekly Liquidity Report shall be delivered on Monday (or if not a Business Day, the next Business Day) of each calendar week for the immediately prior week.

(d)

Guarantor hereby agrees, as a material inducement to the Lenders to make the Loan to Borrowers, to furnish to Administrative Agent, from time to time, promptly upon demand by Administrative Agent, such other financial reports and other information regarding the operations, business affairs, and financial condition of Guarantor as Administrative Agent may reasonably request. Guarantor hereby warrants and represents unto each Lender that any and all balance sheets, income statements, stockholders’ equity statements, and other financial data which may hereafter be given to Administrative Agent with respect to Guarantor will at the time of such delivery fairly and accurately present the financial condition of Guarantor.

6.11 Guarantor Financial Covenants. As of the last day of each Fiscal Quarter, commencing on June 30, 2022, and continuing thereafter:

(a) At all times, so long as this Guaranty remains in effect, the Tangible Net Worth of Guarantor shall be equal to or greater than $150,000,000. For purposes of this Guaranty, “Tangible Net Worth” means, as of any date of determination, (i) the total assets (exclusive of all assets that constitute Collateral under the Loan Documents and all intangible assets) of Guarantor as of such date determined in accordance with GAAP (or such other method of accounting acceptable to Administrative Agent) minus (b) the total liabilities (exclusive of all liabilities of the Borrowers) of Guarantor as of such date determined in accordance with GAAP (or such other method of accounting acceptable to Administrative Agent). For purposes of clause (i) of this definition, “total assets” shall include gross property, plant and equipment listed on Guarantor’s balance sheet without deduction for accumulated depreciation or amortization.

(b) At all times, so long as this Guaranty remains in effect, the consolidated Liquid Assets of Guarantor shall be equal to or greater than the Minimum Liquidity Threshold; provided, that at all times during the Minimum Liquidity Waiver Period the minimum Unrestricted Cash maintained by Guarantor shall be equal to or greater than $6,000,000, a breach of which shall not constitute an Event of Default hereunder so long as Guarantor complies or causes Borrowers to comply with the provisions of Section 9.3(c) of the Loan Agreement. For purposes hereof:

“Liquid Assets” means all Unrestricted Cash, cash equivalents, and short-term marketable securities.

“Minimum Liquidity Threshold” means the minimum required Liquid Assets that must be maintained at all times during the following periods:

Period	Minimum Liquidity Threshold
Second Amendment Effective Date until June 30, 2024	Requirement Waived
July 1, 2024 to July 31, 2024	$7,000,000
August 1, 2024 to August 31, 2024	$8,000,000
September 1, 2024 to September 30, 2024	$9,000,000
October 1, 2024 to October 31, 2024	$10,000,000
November 1, 2024 to November 30, 2024	$11,000,000
December 1, 2024 to December 31, 2024	$12,000,000
January 1, 2025 and thereafter	$13,000,000

provided, however, that upon the occurrence of any Minimum Liquidity Reset Date under and as defined in the Loan Agreement, the Minimum Liquidity Threshold shall be $13,000,000 on such date and at all times thereafter.

“Unrestricted Cash” means unrestricted and unencumbered cash (which, for purposes hereof, shall include the balance of any funds held by Administrative Agent in the Debt Service Reserve and Interest Rate Cap Reserve at such applicable time pursuant to Sections 3.4 and 3.5 of the Loan Agreement).

(c) From the date hereof until the Minimum Liquidity Reset Date, the Guarantor shall not make, directly or indirectly, any Distributions except for the paid in kind dividend applicable to Guarantor’s Series A Preferred Shares existing on the date hereof. For the avoidance of doubt, if the Guarantor declares any Distribution prior to the Minimum Liquidity Reset Date, such Distribution shall not be made until after the Minimum Liquidity Reset Date and any Distribution declared prior to the Minimum Liquidity Reset Date shall be subordinated to this Guaranty on terms and conditions and subject to documentation satisfactory to Administrative Agent. For purposes hereof: “Distributions” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Guarantor’s stockholders, partners or members (or the equivalent Person thereof). “Equity Interests” means with respect to any Person, all of the shares (common, preferred or otherwise) of capital stock of (or other ownership or profit interests in, including membership interests in) such Person, whether voting or non-voting, and all warrants, options or other rights (regardless of how designated) for the purchase or acquisition from such Person of such shares of capital stock of (or other ownership or profit interests in, including membership interests in or beneficial interest in a trust of) such Person.

6.12 Guarantor Indebtedness. Guarantor shall furnish to Administrative Agent, immediately and in any event within one Business Day of Guarantor’s knowledge of any event that occurs under Section 12.6 hereof.

7. GUARANTOR’S ACKNOWLEDGMENTS. Guarantor acknowledges that (a) the Lenders would not make the Loan but for this Guaranty and (b) there are no conditions precedent to the effectiveness of this Guaranty.

8. SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrowers to Guarantor to the obligations at any time owing to Administrative Agent and/or Lenders under the Loan Documents until such obligations have been fully performed and discharged. Guarantor assigns all such indebtedness to Administrative Agent as security for this Guaranty and the other Loan Documents. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrowers under the Loan Documents have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Guaranty. If Administrative Agent so requests, (a) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Administrative Agent, (b) all security for such indebtedness shall be duly assigned and delivered to Administrative Agent, (c) such indebtedness shall be enforced, collected and held by Guarantor as trustee for Administrative Agent and shall be paid over to Administrative Agent on account of the Loan but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty, and (d) Guarantor shall execute, file and record such documents and instruments and take such other action as Administrative Agent deems reasonably necessary or appropriate to perfect, preserve and enforce Administrative Agent’s and Lenders’ rights in and to such indebtedness and any security therefor. If Guarantor fails to take any such action, Administrative Agent, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

9. BANKRUPTCY OF BORROWERS. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against any Borrower relating to any indebtedness of any Borrower to Guarantor and shall assign to Administrative Agent, all rights of Guarantor thereunder. If Guarantor does not file any such claim, Administrative Agent, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Agent the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Administrative

Agent, all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied except to the extent that Administrative Agent receives cash by reason of any such payment or distribution. If Administrative Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents.

10. ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This Guaranty is a continuing guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness referenced in Section 1 hereof arising or created after any attempted revocation hereof. The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Borrowers under the Loan Agreement and the other Loan Documents. Administrative Agent may bring a separate action to enforce the provisions hereof against Guarantor without taking action against any Borrower or any other party or joining any Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

11. ENFORCEABILITY. Guarantor hereby acknowledges that (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, (c) as part of Administrative Agent’s and Lenders’ consideration for entering into this transaction, Administrative Agent and Lenders have specifically bargained for the waiver and relinquishment by Guarantor of all such defenses (other than the defense of full payment and performance of those obligations of Borrowers which are guaranteed hereunder), and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Administrative Agent and Lenders that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, (ii) the circumstances under which such defenses may arise, (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Administrative Agent and Lenders, and that Administrative Agent and Lenders are induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

12. EVENTS OF DEFAULT. Upon the occurrence of any of the following events (each, an “Event of Default”), Administrative Agent shall be entitled to pursue all available remedies under the Loan Documents, at law or in equity as a result thereof, and Administrative Agent may (on behalf of Lenders), without notice to any Borrower or Guarantor, declare any or all of the Obligations, whether or not then due, immediately due and payable by Borrowers under the Loan Documents:

12.1 Event of Default under Loan Documents. The occurrence of an Event of Default under and as defined in the Loan Agreement or any other Loan Document.

12.2 Representations, Warranties and Information. If any representation or warranty made, or financial or other information provided, by Guarantor hereunder or any Loan Document shall be false or misleading in any material respect as of the date the representation or warranty was made or the financial or other information was provided.

12.3 Insolvency Proceedings. If a receiver, liquidator or trustee shall be appointed for Guarantor; or Guarantor shall make an assignment for the benefit of creditors or be adjudicated a bankrupt or insolvent under any Debtor Relief Law; or any Insolvency Proceeding, shall be filed by or against, consented to, or acquiesced in by, Guarantor; provided, however, if such appointment, adjudication, or Insolvency Proceeding was involuntary and not consented to by Guarantor, only upon the same not being discharged, stayed or dismissed within sixty (60) days.

12.4 Failure to Perform. (a) Guarantor fails make any payment owing to Administrative Agent or any Lender within ten (10) days following written demand, (b) Guarantor fails to perform or otherwise violates or breaches any of the covenants set forth in Section 6.10 or Section 6.11 of this Guaranty, (c) Guarantor fails to perform any of its obligations under this Guaranty or any other breach of this Guaranty occurs (other than any failure or breach covered by the foregoing subclauses (a) and (b)) and such failure or breach continues for a period of thirty (30) calendar days after the earlier of (i) the date on which any Authorized Officer of Guarantor first becomes aware (or should have become aware) of such failure or breach and (ii) the date on which written notice thereof is given to Borrowers by Administrative Agent, or (d) this Guaranty is revoked or terminated by Guarantor.

12.5 Sale of Assets. Guarantor sells, assigns, conveys, transfers or otherwise disposes of all or substantially all of Guarantor’s assets.

12.6 Cross-Default. If (i) Guarantor shall default beyond any notice and/or grace period in the payment of principal or interest of any recourse Indebtedness of Guarantor; or (ii) Guarantor otherwise defaults under the terms of any such recourse Indebtedness if the effect of such default is to enable the holder of such recourse Indebtedness to accelerate the payment of Guarantor’s obligations, thereunder, prior to the maturity date or prior to the regularly scheduled date of payment (without regard to the provisions of any intercreditor agreement that would restrict the ability of the holder to so accelerate or exercise any remedies). For purposes hereof, “recourse Indebtedness” shall not include any Indebtedness to Fannie Mae (the “Fannie Mae Debt”) for which forbearance is provided by the Forbearance Agreement among Fannie Mae, the Guarantor and certain of its affiliates (the “Fannie Mae Forbearance”) of a concurrent date herewith but only until the earlier to occur of (A) the occurrence of a default or event of default under the Fannie Mae Forbearance; (B) A Loan Modification Agreement (as such term is defined in the Fannie Mae Forbearance) is entered into with respect to the Fannie Mae Debt which waives the defaults that are the subject of the Fannie Mae Forbearance and such amendment and waiver is on substantially the terms set forth in the Fannie Mae Forbearance; and (C) October 1, 2023.

13. REMEDIES. If any event of default set forth in Section 12 occurs and is continuing, Administrative Agent shall have all such remedies at law or in equity with respect to the same, including to proceed directly and at once against the Guarantor to collect and recover the full extent of Guarantor’s liability hereunder as limited by Section 2 hereof.

14. MISCELLANEOUS.

14.1 Notices. All notices, consents, approvals and requests required or permitted under this Guaranty (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

Ally Bank

3 Bethesda Metro Center, Suite 925

Bethesda, MD 20814

Attention: Portfolio Manager

Email: jeremy.bilson@ally.com

With a copy to:

Ally Bank

300 Park Avenue, 4th Floor

New York, NY 10022

Attention: Legal Services/Jorge Wagner

Email: jorge.wagner@ally.com

and:

Holland & Knight LLP

1180 West Peachtree Street, Suite 1800

Atlanta, GA 30309

Attn: Cindy Brazell, Esq.

Email: Cindy.Brazell@hklaw.com

If to Guarantor:

Sonida Senior Living, Inc.

16301 Quorum Drive, Suite 160A

Addison, Texas 75001

Attention: Brandon Ribar

Email: bribar@sonidaliving.com

and:

Sonida Senior Living, Inc.

16301 Quorum Drive, Suite 160A

Addison, Texas 75001

Attention: David R. Brickman

Email: dbrickman@sonidaliving.com

with a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Winston W. Walp II

Email: win.walp@nortonrosefulbright.com

A Notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of overnight delivery, upon the first attempted delivery on a Business Day.

14.2 Attorneys’ Fees and Expenses; Enforcement. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Guaranty, then Guarantor shall immediately pay to Administrative Agent or such Lender, upon written demand, the amount of all attorneys’ fees and expenses and all costs incurred in connection therewith, including all trial and appellate proceedings in any legal action, suit, bankruptcy or other proceeding, together with interest thereon from the date ten (10) days after such written demand until paid at the rate of interest applicable to the principal balance outstanding under the Loan Agreement as specified therein. In the event of any legal proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Administrative Agent or Lenders.

14.3 No Waiver. No failure of Administrative Agent or Lenders to exercise, or delay by Administrative Agent or Lenders in the exercise of, any of its rights and remedies granted herein following the occurrence of a default or of any breach of any of the provisions of this Guaranty or of any other document shall constitute a waiver of any of Administrative Agent’s or Lenders’ rights with respect to such default or breach or any subsequent default or breach (whether or not similar). Any failure or delay by Administrative Agent or Lenders to require strict performance by Guarantor of any of the provisions, warranties, terms and conditions contained herein or in any other agreement, document or instrument, shall not affect Administrative Agent’s or Lenders’ right to demand strict compliance and performance therewith.

14.4 Loan Sales and Participation; Disclosure of Information. Guarantor agrees that each Lender may elect, at any time, to sell, assign or grant participation in all or any portion of its rights and obligations under the Loan Documents and this Guaranty, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities (“Participant”), at such Lender’s sole discretion subject to compliance with the applicable terms of the Loan Agreement. Guarantor further agrees that Administrative Agent and Lenders may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Administrative Agent or any Lender with respect to: (a) each Healthcare Facility and its operation; (b) any party connected with the Loan (including, without limitation, Borrowers, any partner, shareholder, joint venturer, manager or member of any Borrower, any constituent partner, shareholder, joint venturer, manager or member of any Borrower, Guarantor, any Indemnitor (as defined in the Loan Agreement) and any other guarantor)); and/or (c) any lending relationship other than the Loan which Administrative Agent or any Lender may have with any party connected with the Loan. In the event of any such sale, assignment or participation, the applicable Lender and the parties to such transaction shall share in the rights and obligations of such Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Guarantor further agrees that this Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser, assignee, or participant, and upon written request by Administrative Agent, Guarantor shall consent to such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation, provided the same was made in compliance with the applicable terms of the Loan Agreement.

Anything in this Guaranty to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Guaranty, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder.

14.5 WAIVER OF RIGHT TO TRIAL BY JURY. GUARANTOR AND ADMINISTRATIVE AGENT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND ADMINISTRATIVE AGENT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 14.5 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

14.6 Severability. Any provision of this Guaranty or of any related instrument or document executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, Guarantor hereby waives any provision of law which renders any provision hereof or thereof prohibited or unenforceable in any respect.

14.7 Heirs, Successors and Assigns. This Guaranty shall be binding upon, and shall inure to the benefit of, Guarantor, Administrative Agent, Lenders and their respective heirs, executors, administrators, nominees, successors and assigns.

14.8 Time. Time is of the essence of each and every term herein.

14.9 Governing Law; Venue, etc.

(a)

THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY, AND THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401.

(b)

SUBMISSION TO JURISDICTION. GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)

WAIVER OF VENUE. GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

SERVICE OF PROCESS. GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.1. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

14.10 Survival. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Administrative Agent under the Loan Agreement or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu thereof.

14.11 No Modification, Waiver or Release Without Writing. Except as may otherwise be expressly set forth herein, this Guaranty may not be modified, amended, revised, revoked, terminated, changed or varied in any way whatsoever, nor shall any waiver of any of the provisions of this Guaranty be binding upon Administrative Agent or Lenders, except as expressly set forth in a writing duly executed by Administrative Agent (on behalf of Lenders). No waiver by Administrative Agent (on behalf of Lenders) of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by Administrative Agent (on behalf of Lenders) permitted hereunder shall in any way affect or impair Administrative Agent’s or any Lender’s rights or the obligations of Guarantor under this Guaranty.

14.12 Headings. The section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose.

14.13 Powers Of Attorney. The powers of attorney granted by Guarantor to Administrative Agent in this Guaranty shall be unaffected by the disability of the principal so long as any portion of the Loan remains unpaid or unperformed. Administrative Agent shall have no obligation to exercise any of the foregoing rights and powers in any event.

14.14 Rules of Construction. The word “Borrower” or “Borrowers” as used herein shall include each named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of any named Borrower under the Loan Agreement and the other Loan Documents. The term “person” as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term “Guarantor” shall include all such persons. The word “Lender” or “Lenders” as used herein shall include each Lender, their successors, assigns and affiliates. The word “Administrative Agent” as used herein shall include Administrative Agent, its successors, assigns and affiliates.

14.15 Use of Singular and Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

14.16 No Marshaling. The Administrative Agent and the Lenders have no obligation to marshal any assets in favor of the Guarantor, or against or in payment of (a) any of the Guaranteed Obligations, or (b) any other obligation owed to the Administrative Agent or any Lender by Guarantor, any Borrower or any other Person.

14.17 General. Neither this Guaranty nor any of the provisions contained herein shall in any manner affect or limit or reduce in any way the liability of Guarantor under that certain Carve-Out Guaranty dated as of the Closing Date by and among the Guarantor for the benefit of Administrative Agent on behalf of itself and the Lenders.

14.18 Integration; Interpretation. This Guaranty contains the entire agreement of the parties with respect to the matters contemplated hereby and supersedes all prior negotiations or agreements, written or oral. This Guaranty shall not be modified except by written instrument executed by all parties.

14.19 Amendment and Restatement. This Guaranty shall amend and restate the Existing Guaranty in its entirety, without constituting a novation.

14.20 Rights Cumulative. Neither this Guaranty nor any of the provisions herein shall in any manner affect, limit, or reduce in any way the liability of Guarantor under (a) that certain Carve-Out Guaranty dated as of March 10, 2022, between Guarantor and Administrative Agent (the “Recourse Guaranty”), or (b) that certain Environmental Indemnity Agreement dated as of March 10, 2022, between Borrowers and Guarantor for the benefit of the Administrative Agent and the Lenders (the “Environmental Indemnity”), and (c) the other Loan Documents. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty, the Recourse Guaranty, the Environmental Indemnity or the other Loan Documents or any other right of the Administrative Agent and Lenders not set forth in this Guaranty, the Recourse Guaranty, the Environmental Indemnity or the other Loan Documents.

14.21 Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format, or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

GUARANTOR:

SONIDA SENIOR LIVING, INC.,
a Delaware corporation

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	President and Chief Executive Officer

[ALLY/SONIDA – SECOND A&R LIMITED PAYMENT GUARANTY]

ANNEX A

LIST OF BORROWERS

each, a Delaware limited liability company

1.	CSL CE Arlington, LLC
2.	CSL CE College Station, LLC
3.	CSL CE Conroe, LLC
4.	CSL Remington, LLC
5.	CSL CE Stephenville, LLC
6.	CSL Cottonwood, LLC
7.	CSL Georgetowne, LLC
8.	CSL Autumn Glen, LLC
9.	CSL Rose Arbor, LLC
10.	CSL Fitchburg, LLC
11.	Sonida Brownsburg IN, LLC
12.	Sonida Plainfield IN, LLC